As filed with the Securities and Exchange Commission on May 12, 2023

Registration No. 333-270153

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OVINTIV INC.*

(and the subsidiary identified below in the Table of Co-Registrants)

(Exact name of registrant as specified in its charter)

Delaware	84-4427672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 1700

Denver, Colorado 80202

(303) 623-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Meghan N. Eilers

Executive Vice-President, General Counsel & Corporate Secretary

Ovintiv Inc.

370 17th Street, Suite 1700

Denver, Colorado 80202

(303) 623-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Cynthia M. Mabry

Hillary H. Holmes

Gibson, Dunn & Crutcher LLP

811 Main St., Suite 3000

Houston, Texas 77002-4995

(346) 718-6614

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

*Co-Registrant

Exact name of co-registrant as specified in its charter(1)	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number
Ovintiv Canada ULC	British Columbia, Canada	98-1601153

(1) The address of the Co-Registrant is c/o Ovintiv Inc., Suite 1700, 370 17th Street, Denver, Colorado, 80202 and the telephone number for the Co-Registrant is (303) 623-2300.

EXPLANATORY NOTE

This Post-Effective Amendment to the Registration Statement (File No. 333-270153) (this “Registration Statement”) is being filed solely for the purposes of adding Ovintiv Canada ULC, an unlimited liability company existing under the laws of British Columbia, Canada (“Ovintiv Canada”), as co-registrant under this Registration Statement. Ovintiv Canada is an indirect wholly-owned subsidiary of Ovintiv Inc. (the “Company”) and guarantor of all of the Company’s outstanding senior notes, revolving credit facility and term loan. Ovintiv Canada may be the guarantor of some or all of the debt securities with respect to which offers and sales are registered under this Registration Statement. No other changes or additions are being made hereby to the base prospectus that already forms a part of this Registration Statement. Accordingly, such base prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses, other than any underwriting discounts and commissions, that we expect to incur in connection with the issuance and distribution of the Securities registered under this Registration Statement:

SEC Registration Fee	$		*
Accounting Fees and Expenses	$	*	*
Legal Fees and Expenses	$	*	*
Printing Fees	$	*	*
Transfer Agents and Trustees’ Fees and Expenses	$	*	*
Stock Exchange Listing Fees	$	*	*
Miscellaneous	$	*	*
Total	$	*	*

*	Applicable SEC registration fees have been deferred in reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

**

These fees are calculated based on the Securities offered and the number of issuances and accordingly cannot be estimated at this time. An estimate of the aggregate expenses in connection with the sale and distribution of the Securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Ovintiv Inc.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines, and settlement amounts actually and reasonably incurred in connection with specified actions, suits, or proceedings brought by third parties, whether civil, criminal, administrative, or investigative, if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions and actions brought directly by the corporation, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification of expenses if the person seeking indemnification has been found liable to the corporation. In addition, the statute requires indemnification of directors and officers to the extent they have been successful, on the merits or otherwise, in defending an action, suit, or proceeding (whether brought by a third party or by or on behalf of the corporation). The statute also permits a corporation to pay expenses of defense in advance of the final disposition of an action, suit, or proceeding upon receipt (in the case of a current director or officer) of an undertaking to repay any amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Ovintiv’s Certificate of Incorporation contains provisions that limit the liability of the directors of Ovintiv for monetary damages to the fullest extent permitted by Delaware law. Consequently, Ovintiv directors will not be personally liable to Ovintiv or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to Ovintiv or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	willful or negligent declaration and payment of unlawful dividends, or unlawful share purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation provides that Ovintiv is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Certificate of Incorporation also obligates Ovintiv to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, Ovintiv has entered into agreements with Ovintiv directors and officers to indemnify such directors and officers. With specified exceptions, these agreements provide for indemnification against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by any of these individuals in any action, suit or proceeding, to the fullest extent permitted by applicable law. In addition, Ovintiv maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against Ovintiv directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Ovintiv directors and officers, even though an action, if successful, might benefit Ovintiv and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that Ovintiv pays the costs of settlement or damages.

The foregoing summaries are necessarily subject to the complete text of Section 145 of the DGCL and Ovintiv’s Certificate of Incorporation and the arrangements referred to above and are qualified in their entirety by reference thereto.

Ovintiv Canada ULC

Sections 159 to 165 of the Business Corporations Act (British Columbia) (the “BCA”) provide that a company may indemnify current or former directors and officers of the company or its affiliates, or a person who acts or acted at the company’s request as a director or officer (or a position equivalent to that of a director or officer) of another entity (each, an “eligible party”), and the heirs and legal representatives of such eligible party, against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, and eligible proceeding (each, an “eligible penalty”), and costs, charges and expenses other than eligible penalties (including legal fees) (“expenses”) related to any legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of their heirs and legal representatives is involved because of such person’s position as an eligible party (an “eligible proceeding”). Except as provided below, the BCA requires indemnification of the expenses actually and reasonably incurred by an eligible party following the final disposition of an eligible proceeding to the extent that the eligible party has not been reimbursed and is wholly successful, on the merits or otherwise, in the outcome of the proceeding. The BCA also permits a company to pay expenses actually and reasonably incurred by an eligible party in advance of the final disposition of an eligible proceeding upon receipt of an undertaking to repay any amounts advanced if it is ultimately determined that the eligible party is not entitled to be indemnified under the BCA.

The BCA provides that a company must not indemnify an eligible party, if any of the following circumstances apply, among others:

•	the company is prohibited from giving the indemnity or paying the expenses by its articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be,

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

The BCA permits a company to indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable, and after the final disposition of an eligible proceeding pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. In addition, the BCA permits a company to pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited (as described below), the eligible party will repay the amounts advanced. The BCA also permits a company to purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives against any liability that may be incurred by reason of the eligible party having acted as such.

Notwithstanding any of the above prohibitions, the company or an eligible party may apply to court for an order (a) that the company must indemnify the eligible party for any liability or expenses incurred by such person in respect of an eligible proceeding, (b) that the company pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding, (c) for the enforcement of, or any payment under, an agreement of indemnification entered into by the company, (d) that the company pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under the BCA, or (e) as the court considers appropriate.

Ovintiv Canada’s Articles contain provisions which provide that Ovintiv Canada must indemnify its current and former directors and officers or a person who acts or acted at Ovintiv Canada’s request as a director or officer of a body corporate of which Ovintiv Canada is or was a shareholder or creditor, and their heirs and legal representatives, to the extent permitted by the BCA. In addition, except as otherwise required by the BCA, Ovintiv Canada may indemnify (i) its current or former employees and agents, (ii) current and former persons serving at the request of Ovintiv Canada as a director, officer, employee, agent of or participant in another body corporate and (iii) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason that they were an employee or agent of Ovintiv Canada. The indemnification provisions in the Articles are not exclusive of other indemnification rights provided to an eligible party under any agreement, vote of shareholders or directors or otherwise.

Ovintiv Canada’s Articles contain provisions that limit the liability of its directors and officers, to the extent permitted by law, for various matters including the acts and neglects or defaults of any other directors, officers or employees, defects in title to any property acquired by the company, losses from securities, money or other assets of the company held by others, unless resulting from the director’s or officer’s failure to act honestly and in good faith with a view to the best interests of the company and the failure to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, Ovintiv has entered into agreements with Ovintiv directors and officers to indemnify such directors and officers, including to the extent such directors and officers are also a director or officer of Ovintiv Canada ULC. With specified exceptions, these agreements provide for indemnification against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by any of these individuals in any action, suit or proceeding, to the fullest extent permitted by applicable law.

The foregoing summaries are necessarily subject to the complete text of Sections 159 to 165 of the BCA and Ovintiv Canada’s Articles and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 16.	Exhibits.†

Exhibit Number	Description

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Ovintiv’s Current Report on Form 8-K12B filed on January 24, 2020, SEC File No. 001-39191).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Ovintiv’s Current Report on Form 8-K filed on December 19, 2022, SEC File No. 001-39191).

3.3*	Notice of Articles of Ovintiv Canada ULC.

3.4*	Articles of Ovintiv Canada ULC.

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Ovintiv’s Current Report on Form 8-K12B filed on January 24, 2020, SEC File No. 001-39191).

4.2**	Form of Indenture.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

5.2*	Opinion of Blake, Cassels & Graydon LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of McDaniel & Associates Consultants Ltd.

23.3*	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.5*	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.2)

24.1**	Powers of Attorney (Ovintiv Inc.) (included on the signature pages to this Registration Statement).

24.2*	Powers of Attorney (Ovintiv Canada ULC) (included on the signature pages to this Registration Statement).

25.1*	Statement of Eligibility of the Trustee on Form T-1.

107*	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
†

Ovintiv Inc. will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any securities, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby and (iv) any required opinion of counsel as to certain tax matters relative to securities offered hereby. Any additional required Statements of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), on Form T-1 would be filed, if necessary, on Form 305B2 in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ovintiv Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 12th day of May, 2023.

OVINTIV INC.

By:	/s/ Corey D. Code
Name: Corey D. Code
Title: Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
*	Chairman of the Board of Directors	May 12, 2023
Peter A. Dea

*	President & Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2023
Brendan M. McCracken

/s/ Corey D. Code	Executive Vice President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 12, 2023
Corey D. Code

*	Director	May 12, 2023
Meg A. Gentle

*	Director	May 12, 2023
Ralph Izzo

*	Director	May 12, 2023
Howard J. Mayson

*	Director	May 12, 2023
Lee A. McIntire

*	Director	May 12, 2023
Katherine L. Minyard

*	Director	May 12, 2023
Steven W. Nance

*	Director	May 12, 2023
Suzanne P. Nimocks

*	Director	May 12, 2023
George L. Pita

*	Director	May 12, 2023
Thomas G. Ricks

*	Director	May 12, 2023
Brian G. Shaw

*By:	/s/ Corey D. Code
Corey D. Code
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ovintiv Canada ULC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 12th day of May, 2023.

OVINTIV CANADA ULC

By:	/s/ Corey D. Code
Name: Corey D. Code
Title: Director

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Meghan N. Eilers and Corey D. Code, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Corey D. Code	Director	May 12, 2023
Corey D. Code

/s/ Meghan N. Eilers	Director	May 12, 2023
Meghan N. Eilers

/s/ H. Jason Verhaest	Director	May 12, 2023
H. Jason Verhaest